SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2004

PriceSmart, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22793	33-0628530
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9740 Scranton Road, San Diego CA 92121

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 404-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

As previously reported, during the second fiscal quarter of 2004, representatives of PriceSmart, Inc. (the “Company”) and its China licensee held discussions with regard to past-due payments to be made by the licensee to the Company under the PRC Technology License Agreement (Amended) entered into in February 2001. In this regard, the licensee failed to satisfy certain of these payment obligations, asked the Company to relieve it from some of the payment obligations and sought related modifications to the parties’ relationship. During the pendency of the parties’ discussions, the Company agreed to a temporary moratorium on certain payment obligations. In October 2004, the Company concluded that, in view of the lack of substantive progress arising from the parties’ discussions, the Company should proceed with sending a notice of default relating to the licensee’s non-payment. Accordingly, on October 7, 2004, the Company issued a notice of default to the licensee, demanding the payment of $1,403,845 within 30 days for previously unbilled license fees and interest. The Company did not receive timely payment. Accordingly, the Company terminated the PRC Technology License Agreement (Amended), as well as the PRC Trademark License Agreement which the Company previously entered into with the licensee, by letter dated December 10, 2004. As a result of the above, the Company has fully reserved the outstanding receivable by recording a bad debt expense of $0.6 million, did not record revenue from this license relationship in the fourth fiscal quarter of 2004 and does not expect license revenues from this licensee in future periods.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 16, 2004	PRICESMART, INC.

	By:	/s/ John M. Heffner
John M. Heffner Chief Financial Officer

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